Exhibit 99.1

Supernus Announces First Quarter 2026 Financial Results

•Total revenues were $207.7 million in the first quarter 2026, a 39% increase compared to same period last year.

•Combined revenues of the Company's four growth products increased to $149.1 million in the first quarter 2026, representing an increase of 56% compared to the same period last year. This strong growth was driven by an increase in net sales of Qelbree® and GOCOVRI®, and the addition of sales from ZURZUVAE® and ONAPGO™.

•Regulatory submission to the FDA for second supplier for ONAPGO expected in third quarter 2026, with potential approval by mid-year 2027.

•The Company reiterates full year 2026 financial guidance.

ROCKVILLE, Md., May 5, 2026 – Supernus Pharmaceuticals, Inc. (Nasdaq: SUPN), a biopharmaceutical company focused on developing and commercializing products for the treatment of central nervous system (CNS) diseases, today announced financial results for the first quarter 2026 and associated Company developments.

“Our first quarter results reflect a strong start to the year, including a 56% year-over-year increase in combined revenues of our growth products,” said Jack Khattar, President and CEO of Supernus. “We have positive momentum across our business, and I look forward to continued strong growth and execution of our key products throughout the year.”

Commercial Highlights

•ONAPGO net product sales were $8.4 million in the first quarter of 2026, reflecting resumption of new patient initiation in February 2026. Since the launch in April 2025, and through the end of April 2026, approximately 2,200 enrollment forms have been submitted by more than 645 prescribers. The Company expects to file a regulatory submission to the U.S. Food and Drug Administration (FDA) for a second supplier for ONAPGO in the third quarter of 2026, with potential FDA approval for the second supplier by mid-year 2027.

•Collaboration revenue from ZURZUVAE was $27.6 million in the first quarter of 2026. Collaboration revenue represents 50% of the net revenues for ZURZUVAE recorded by Biogen Inc. First quarter 2026 U.S sales of ZURZUVAE, as reported by Biogen Inc., increased approximately 100% compared to the same period in 2025. The total number of prescriptions for ZURZUVAE increased by 82% in the first quarter of 2026 compared to the same period last year.

•Net sales of Qelbree increased 20% to $77.9 million in the first quarter of 2026, compared to the same period in 2025, driven primarily by volume growth. Total IQVIA prescriptions(6) for Qelbree were 254,824 for the first quarter 2026, representing an increase of 19% compared to the same period last year. The total number of prescribers reached an all-time high of approximately 43,000 in the first quarter of 2026.

•Net sales of GOCOVRI increased 15% to $35.2 million in the first quarter of 2026, compared to the same period in 2025. Total number of prescriptions grew by 7% in the first quarter of 2026 compared to the same period last year.
Product Pipeline Update
SPN-817 – Novel first-in-class highly selective AChE inhibitor for epilepsy
•The Phase 2b randomized, double-blind, placebo-controlled study of 3mg and 4mg twice daily doses is ongoing with a targeted enrollment of approximately 258 adult patients with treatment resistant focal seizures.

SPN-820 – Novel first-in-class molecule that increases mTORC1 mediated synaptic function for depression

•The Phase 2b multi-center, randomized, double-blind, placebo-controlled trial in approximately 200 adults with major depressive disorder (MDD). The study will examine the safety and tolerability of SPN-820 2400 mg given intermittently (twice weekly) as an adjunctive treatment to the current baseline antidepressant therapy, as well as assess the rapid onset of improvement in depressive symptoms.
SPN-443 – Novel stimulant for attention-deficit/hyperactivity disorder (ADHD)
•The Company expects to initiate a Phase 1 single-ascending/multiple-ascending dose study in adult healthy volunteers in the second half of 2026.
Financial Highlights
This section includes information on non-GAAP financial measures. See "Non-GAAP Financial Information" section for information on non-GAAP financial measures. In addition, a reconciliation of applicable GAAP to non-GAAP financial information is included at the end of this press release.
Revenues
The following table provides information regarding total revenues (dollars in millions):

	Three Months Ended March 31,
	2026	2025	Change %
	(unaudited)
Net product sales
Qelbree	$77.9	$64.7	20%
GOCOVRI	35.2	30.7	15%
Trokendi XR®	9.5	12.8	(26)%
ONAPGO	8.4	—	100%
APOKYN®	7.7	15.0	(48)%
Oxtellar XR®	7.4	10.2	(27)%
Other(2)	4.7	8.6	(46)%
Total net product sales	150.8	142.0	6%
Collaboration revenue (ZURZUVAE) (3)	27.6	—	100%
Total revenues from commercial products (Non-GAAP) (1) (4)	178.4	142.0	26%
Royalty, licensing and other revenues(5)	29.3	7.8	274%
Total revenues	$207.7	$149.8	39%

Total revenues from commercial products (non-GAAP)(1)(4) represent revenues from our product sales to customers and through our collaboration agreement with Biogen.

Other Financial Highlights
•The Company recognized $20.0 million of licensing revenue in the first quarter of 2026 related to the achievement of a commercial milestone under its collaboration agreement with Shionogi.

•Operating loss was $8.3 million for the first quarter of 2026, compared to an operating loss of $10.3 million for the same period in 2025. The change was primarily due to higher revenues and a lower change in contingent consideration loss in the 2026 period, partially offset by an increase in selling, general, and administrative expenses associated with the collaboration agreement with Biogen Inc., an increase in research and development costs related to clinical program costs on SPN-817, which includes a $10.0 million expense to former Biscayne security holders, and an increase in intangible asset amortization expense for ZURZUVAE and ONAPGO intangible assets in 2026.
•Adjusted operating earnings (non-GAAP)(1) were $28.7 million in the first quarter of 2026, compared to $25.9 million for the same period in 2025.
•Net loss and diluted loss per share were $2.3 million and $0.04 for the first quarter of 2026, respectively, compared to net loss and diluted loss per share of $11.8 million and $0.21 for the same period in 2025.
•Cash, cash equivalents, and current marketable securities were approximately $384.2 million as of March 31, 2026, compared to $308.7 million as of December 31, 2025. This increase was primarily due to cash generated from operations and the aforementioned commercial milestone.
Full Year 2026 Financial Guidance

For the full year 2026, the Company reiterates its full year financial guidance as set forth below (dollars in millions):

Current Guidance (as of February 24, 2026)
Total revenues include the following(7): ◦ONAPGO net sales of $45 million - $70 million ◦Trokendi XR and Oxtellar XR net sales of $40 - $50 million	$840 - $870
Combined R&D and SG&A expenses	$620 - $650
Operating earnings	$0 - $30
Adjusted operating earnings (non-GAAP)(1)	$140 - $170
Non-GAAP Financial Information

This press release contains financial measures that present financial information which do not comply with United States generally accepted accounting principles (GAAP). The non-GAAP financial measures should be considered in addition to, not as a substitute for or in isolation from, or superior to measures prepared in accordance with GAAP. Non-GAAP adjusted operating earnings on a historical and projected basis adjusts for non-cash share-based compensation expense, depreciation and amortization, intangible asset impairment charges and changes to fair value of contingent consideration, and for factors that are unusual, non-recurring or unpredictable, and excludes those costs, expenses, and other specified items presented in the reconciliation tables in this press release. We also present total revenues excluding net sales of Trokendi XR (GAAP) and Oxtellar XR (GAAP), which is a non-GAAP measure and is calculated as total revenues (GAAP) less net product sales of Trokendi XR (GAAP) and Oxtellar XR (GAAP). Beginning in the year a product loses exclusivity due to generic entrants, we generally do not expect net product sales of such products to constitute a significant part of our revenue in the future. We also present total revenues from commercial products, which is also a non-GAAP measure and is calculated as the combined total of total net product sales (GAAP) and collaboration revenues (GAAP). We believe that the use of non-GAAP financial measures provides useful supplemental information to management, investors, analysts and others regarding the Company's revenue and results of operations and assist management, investors, analysts, and others in understanding and evaluating our revenue growth and the performance of the business.

There are limitations associated with the use of non-GAAP financial measures and therefore comparability may be limited. These limitations include: non-GAAP financial measures that may not be entirely comparable to similarly titled measures used by other companies; these may not reflect all items of income and expense, as applicable, that affect our operations; there may be potential differences among calculation methodologies; these may differ from the non-GAAP information used by other companies, including peer companies. We mitigate these limitations by reconciling the non-GAAP financial measure to the most comparable GAAP financial measure. Investors are encouraged to review the reconciliation. The Company's 2026 financial guidance is also being provided on both a GAAP and a non-GAAP basis.

End Notes
(1) See the section titled "Non-GAAP Financial Information" for information about this non-GAAP financial measure. A reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure is included at the end of this press release.
(2) Includes net product sales of MYOBLOC®, XADAGO® and Osmolex ER®.

(3) Represents proportionate share of collaboration revenue from Biogen’s sales of ZURZUVAE to customers in the U.S. from July 31, 2025, the closing of the acquisition of Sage Therapeutics, Inc.
(4) Total revenues from commercial products, a non-GAAP measure, represents revenues from our product sales to customers and through our collaboration agreement with Biogen.
(5) Royalty, licensing, and other revenues include royalties on generic Trokendi XR, Oxtellar XR, other licensed products and intellectual property.
(6) IQVIA data restatement July 1, 2025.
(7) Includes net product sales, collaboration revenue, and royalty, licensing, and other revenue.
Conference Call Details
Supernus will host a conference call and webcast today, May 5, 2026, at 4:30 p.m. Eastern Time to discuss these results. A live webcast will be available in the Events & Presentations section of the Company's Investor Relations website www.supernus.com/investors.
Participants may also pre-register any time before the call here. Once registration is completed, participants will be provided a dial-in number with a personalized conference code to access the call. Please dial in 15 minutes prior to the start time.
Following the live call, a replay will be available on the Company's Investor Relations website www.supernus.com/investors. The webcast will be available on the Company's website for 60 days following the live call.
About Supernus Pharmaceuticals, Inc.
Supernus Pharmaceuticals is a biopharmaceutical company focused on developing and commercializing products for the treatment of central nervous system (CNS) diseases.
Our diverse neuroscience portfolio includes approved treatments for attention-deficit hyperactivity disorder (ADHD), dyskinesia in Parkinson's disease (PD) patients receiving levodopa-based therapy, hypomobility in PD, postpartum depression (PPD), epilepsy, migraine, cervical dystonia, and chronic sialorrhea. We are developing a broad range of novel product candidates for CNS disorders.
For more information, please visit www.supernus.com.
Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information but relate to predicted or potential future events that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, the Company's ability to sustain and increase its profitability; the Company's ability to raise sufficient capital to fully implement its corporate strategy; the implementation of the Company's corporate strategy; the Company's future financial performance and projected expenditures; the Company's ability to increase the number of prescriptions written for each of its products, and the products of its subsidiaries; the Company's ability to increase its net revenue from its products, and the products of its subsidiaries; the Company's ability to commercialize its products, and the products of its subsidiaries; the Company's ability to enter into future collaborations with pharmaceutical companies and academic institutions or to obtain funding from government agencies; the Company's product research and development activities, including the timing and progress of the Company's clinical trials, and projected expenditures; the Company's ability to receive, and the timing of any receipt of, regulatory approvals to develop and commercialize the Company's product candidates; the Company's ability to protect its intellectual property and the intellectual property of its subsidiaries and operate its business without infringing upon the intellectual property rights of others; the Company's expectations regarding federal, state and foreign regulatory requirements; the therapeutic benefits, effectiveness and safety of the Company's product candidates; the accuracy of the Company's estimates of the size and characteristics of the markets that may be addressed by its product candidates; the Company's ability to increase its manufacturing capabilities for its products and product candidates; the Company's projected markets and growth in markets; the Company's product formulations and patient needs and potential funding sources; the Company's staffing needs; changes to laws and regulations applicable to our industry, the impact of macroeconomic factors, such as economic downturns or uncertainty, international conflict, trade disputes and tariffs; and other risk factors set forth from time to time in the Company's filings with the Securities and Exchange Commission made pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

Supernus Pharmaceuticals, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share and per share data)

	March 31,	December 31,
	2026	2025
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$184,869	$128,448
Marketable securities	199,372	180,222
Accounts receivable, net	182,183	187,802
Inventories, net	87,062	82,385
Prepaid expenses and other current assets	78,094	65,325
Total current assets	731,580	644,182
Restricted cash	1,450	1,450
Property and equipment, net	10,042	10,531
Intangible assets, net	549,712	569,456
Goodwill	120,668	124,882
Deferred income tax assets, net	30,820	38,351
Other assets	56,453	63,796
Total assets	$1,500,725	$1,452,648

Liabilities and stockholders' equity
Current liabilities
Accounts payable and accrued liabilities	$101,244	$107,800
Accrued product returns and rebates	189,720	161,097
Contingent consideration, current portion	—	31,052
Other current liabilities	82,965	38,222
Total current liabilities	373,929	338,171
Contingent consideration, long-term	206	206
Operating lease liabilities, long-term	30,267	30,365
Other liabilities	19,518	22,192
Total liabilities	423,920	390,934

Stockholders' equity
Common stock, $0.001 par value; 130,000,000 shares authorized; 58,039,721 and 57,457,462 shares issued and outstanding as of March 31, 2026 and December 31, 2025, respectively	58	57
Additional paid-in capital	561,419	543,825
Accumulated other comprehensive loss, net of tax	(255)	(44)
Retained earnings	515,583	517,876
Total stockholders' equity	1,076,805	1,061,714
Total liabilities and stockholders' equity	$1,500,725	$1,452,648

Supernus Pharmaceuticals, Inc.

Condensed Consolidated Statements of Loss
(in thousands, except share and per share data)

	Three Months Ended March 31,
	2026	2025
	(unaudited)
Revenues
Net product sales	$150,753	$141,988
Collaboration revenue (ZURZUVAE)	27,643	—
Royalty, licensing, and other revenues	29,309	7,836
Total revenues	207,705	149,824

Costs and expenses
Cost of revenues(a)	23,391	15,763
Research and development	39,438	26,927
Selling, general and administrative	125,173	89,944
Amortization of intangible assets	25,644	19,786
Contingent consideration loss	2,391	7,660
Total costs and expenses	216,037	160,080

Operating loss	(8,332)	(10,256)

Other income (expense)
Interest and other income, net	2,382	4,425
Total other income (expense), net	2,382	4,425

Loss before income taxes	(5,950)	(5,831)

Income tax expense (benefit)	(3,657)	5,996
Net loss	$(2,293)	$(11,827)

Loss per share
Basic	$(0.04)	$(0.21)
Diluted	$(0.04)	$(0.21)

Weighted average shares outstanding
Basic	57,647,548	55,864,692
Diluted	57,647,548	55,864,692

(a) Excludes amortization of intangible assets.

Supernus Pharmaceuticals, Inc.
Reconciliations of GAAP to Non-GAAP Financial Information
(unaudited)

Reconciliation of GAAP Total revenues to Non-GAAP Total revenues excluding Trokendi XR and Oxtellar XR net sales
An itemized reconciliation between total revenues on a GAAP basis and total revenues excluding Trokendi XR and Oxtellar XR net sales, a non-GAAP measure, is as follows (dollars in millions):

	Three Months Ended March 31,
	2026	2025	Change %
Total revenues (GAAP)(a)	$207.7	$149.8	39%
Adjustments:
Trokendi XR net product sales	(9.5)	(12.8)	(26)%
Oxtellar XR net product sales	(7.4)	(10.2)	(27)%
Total revenues excluding Trokendi XR and Oxtellar XR net sales (non-GAAP)	$190.8	$126.8	50%
___________________________________________
(a) Includes net product sales, collaboration revenue, and royalty, licensing, and other revenues.
Reconciliation of GAAP Net Product Sales to Non-GAAP Revenues from Commercial Products
An itemized reconciliation between Net product sales on a GAAP basis and total revenues from commercial products, a non-GAAP measure, is as follows (dollars in millions):

	Three Months Ended March 31,
	2026	2025	Change %
Net product sales (GAAP)	$150.8	$142.0	6%
Adjustments:
Collaboration revenue (ZURZUVAE)	27.6	—	100%
Total revenues from commercial products	$178.4	$142.0	26%
Total revenues from commercial products, a non-GAAP measure, represents revenues from our product sales to customers and through our collaboration agreement with Biogen.
Reconciliation of GAAP Operating Earnings (Loss) to Non-GAAP Adjusted Operating Earnings
An itemized reconciliation between operating earnings (loss) on a GAAP basis and adjusted operating earnings on a non-GAAP basis is as follows (dollars in millions):

	Three Months Ended March 31,
	2026	2025
Operating loss - As Reported (GAAP)	$(8.3)	$(10.3)
Adjustments:
Amortization of intangible assets	25.6	19.8
Share-based compensation	8.5	8.1
Contingent consideration loss (gain)	2.4	7.7
Depreciation	0.5	0.6
Operating earnings - As Adjusted (non-GAAP)	$28.7	$25.9
_________________________________________

Non-GAAP adjusted operating earnings adjusts for non-cash items, which include amortization of intangible assets, share-based compensation expense, change in fair value of contingent consideration, and depreciation.
Reconciliation of Full Year 2026 Financial Guidance - GAAP Operating Earnings to Non-GAAP Adjusted Operating Earnings
An itemized reconciliation between projected operating earnings on a GAAP basis for the full year 2026 and projected adjusted operating earnings on a non-GAAP basis for the full year 2026 is as follows (dollars in millions):

Full Year 2026 Guidance (as of February 24, 2026)
Operating earnings - GAAP	$0 - $30
Adjustments:
Amortization of intangible assets	$105
Share-based compensation	$35
Contingent consideration loss	$2
Depreciation	$3
Operating earnings - As Adjusted (non-GAAP)	$140 - $170

CONTACTS:

Jack A. Khattar, President and CEO
Timothy C. Dec, Senior Vice President and CFO
Supernus Pharmaceuticals, Inc.
(301) 838-2591

or

INVESTOR CONTACT:

Peter Vozzo
ICR Healthcare
(443) 213-0505
peter.vozzo@icrhealthcare.com